UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2016

ARGOS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4233 Technology Drive, Durham, North Carolina	27704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 287-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01.    Other Events

Argos Therapeutics, Inc. (“we,” “us,” “our,” “Argos,” and “the Company”) is filing this Current Report on Form 8-K to provide an update on its business operations and its cash resources.

Corporate Overview

We are an immuno-oncology company focused on the development and commercialization of individualized immunotherapies for the treatment of cancer and infectious diseases based on our proprietary technology platform called Arcelis.

Our most advanced product candidate is AGS-003, which we are developing for the treatment of metastatic renal cell carcinoma, or mRCC, and other cancers. We are currently conducting a pivotal Phase 3 clinical trial of AGS-003 plus sunitinib or another targeted therapy for the treatment of newly diagnosed mRCC under a special protocol assessment, or SPA, with the Food and Drug Administration, or FDA. We refer to this trial as the ADAPT trial. We opened the ADAPT trial for enrollment in January 2013, dosed the first patient in May 2013 and completed enrollment of the trial in July 2015. Based upon the actual rate of enrollment and projected event rate as defined in the protocol, we anticipate having a sufficient number of events to permit the primary analysis and assessment of overall survival to occur in the first half of 2017. In June 2016, the independent data monitoring committee, or IDMC, for the ADAPT trial recommended that the ADAPT trial continue based on results of the IDMC’s scheduled interim data review. We expect that the next IDMC meeting will occur in connection with the Genitourinary Cancers Symposium in February 2017. We are also supporting investigator-initiated Phase 2 trials in patients with early stage RCC and non-small cell lung cancer and plan to support investigator-initiated trials of AGS-003 in muscle invasive bladder cancer and in combination with checkpoint inhibitors in mRCC.

We are developing AGS-004, our second most advanced Arcelis-based product candidate, for the treatment of HIV. We have completed Phase 1 and Phase 2 trials funded by government grants and a Phase 2b trial that was funded in full by the National Institutes of Health, or NIH, and the National Institute of Allergy and Infectious Diseases, or NIAID, under a $39.8 million agreement. We are currently supporting an ongoing investigator-initiated Phase 2 clinical trial of AGS-004 in adult HIV patients evaluating the use of AGS-004 in combination with a latency reversing drug for HIV eradication, and plan to support a second investigator-initiated Phase 2 clinical trial of AGS-004 evaluating AGS-004 for long-term viral control in pediatric patients.

Our Arcelis Platform

Our proprietary Arcelis technology platform utilizes biological components from a patient’s own cancer cells or virus to generate individualized immunotherapies. These immunotherapies employ specialized white blood cells called dendritic cells to activate an immune response specific to the patient’s own disease. We believe our Arcelis-based immunotherapies are applicable to a wide range of cancers and infectious diseases and have the following attributes that we consider critical to a successful immunotherapy:

•	target a patient’s disease-specific antigens, including mutated antigens, or neoantigens, to elicit a potent immune response that is specific to the patient’s own disease;

•	overcome the immune suppression that exists in cancer and infectious disease patients;

•	induce memory T-cells, a specialized type of immune cell that is known to correlate with improved clinical outcomes for cancer and HIV patients;

•	have minimal toxicity; and

•	can be produced using a centralized manufacturing process at a cost that will be comparable to biologics.

We believe that our immunotherapies combine the advantages of other approaches to immunotherapy, including antigen-based approaches and pathway-based approaches such as checkpoint inhibition, while addressing limitations that they present, and also provide the opportunity for the development of new combination treatment regimens.

Our Development Programs

The following table summarizes our development programs for AGS-003 and AGS-004.

Product Candidate	Primary Indication	Status

AGS-003	mRCC	●	Ongoing ADAPT trial; enrollment completed in July 2015; data expected in the first half of 2017

		●	Planned investigator-initiated Phase 2 clinical trial in combination with PD-1 and PD-L1 checkpoint inhibitors, expected to open for enrollment by the end of 2016

	Early stage RCC (neoadjuvant)	●	Ongoing investigator-initiated Phase 2 clinical trial; initial data expected by the end of 2016

	Advanced solid tumors	●	Ongoing investigator-initiated Phase 2 clinical trial in non-small cell lung cancer

		●	Planned investigator-initiated Phase 2 clinical trial in muscle invasive bladder cancer, expected to open for enrollment in the second half of 2016

AGS-004	HIV	●	Ongoing second stage of investigator-initiated Phase 2 clinical trial for HIV eradication

		●	Planned investigator-initiated Phase 2 clinical trial for long-term viral control in pediatric patients, expected to open for enrollment in 2017

We hold all commercial rights to AGS-003 and AGS-004 in all geographies other than rights to AGS-003 in Russia and the other states comprising the Commonwealth of Independent States, which we exclusively licensed to Pharmstandard International S.A., or Pharmstandard, rights to AGS-003 for the treatment of mRCC in South Korea, which we exclusively licensed to Green Cross Corp., or Green Cross, and rights to AGS-003 in China, Hong Kong, Taiwan and Macau, which we exclusively licensed to Lummy (Hong Kong) Co. Ltd., or Lummy HK. We have granted to MEDcell Co., Ltd., a wholly-owned subsidiary of Medinet Co. Ltd., hereinafter referred to together as “Medinet,” an exclusive license to manufacture in Japan AGS-003 for the treatment of mRCC.

AGS-003

We are developing AGS-003 for the treatment of mRCC and other cancers. We are currently conducting the ADAPT trial of AGS-003 plus sunitinib / targeted therapy for the treatment of newly diagnosed mRCC, versus sunitinib/targeted therapy alone, in a protocol developed under an SPA with the FDA. We opened the ADAPT trial for enrollment in January 2013 and dosed the first patient in May 2013. In July 2015 we completed enrollment in the trial, enrolling 462 patients with the goal of generating 290 events for the primary endpoint of overall survival. We enrolled these patients at 127 clinical sites in North America, Europe and Israel. Under the trial protocol, these patients were randomized between the AGS-003 plus sunitinib/targeted therapy combination arm and the sunitinib/targeted therapy alone control arm on a two-to-one basis. In June 2016, the IDMC for the ADAPT trial recommended that the ADAPT trial continue based on results of the IDMC’s scheduled interim data review. We expect that the next IDMC meeting will occur in connection with the Genitourinary Cancers Symposium in February 2017. Based on internal projections, we believe that we have reached more than half of the targeted number of events for the ADAPT trial’s overall survival primary endpoint. Based upon the actual rate of enrollment and the projected event rate as defined in the protocol, we anticipate having a sufficient number of events to permit the primary analysis and assessment of overall survival to occur in the first half of 2017.

In addition, in mRCC we plan to support an investigator-initiated clinical trial of AGS-003 in combination with PD-1 and PD-L1 checkpoint inhibitors that we expect will open for enrollment by the end of 2016.

We are also supporting an ongoing investigator-initiated Phase 2 clinical trial designed to evaluate neoadjuvant treatment with AGS-003 in patients with early stage, localized RCC prior to nephrectomy. This trial was opened for enrollment in late 2014 and four patients were enrolled as of March 15, 2016. We expect that a total of 10 patients will be enrolled in this trial. This trial provides the opportunity to observe the impact of AGS-003 on the immune response in both the peripheral blood and in the primary tumor that is removed after AGS-003 treatment, the latter as evidenced by the presence of tumor infiltrating lymphocytes in the tumor.

We believe that AGS-003 may be capable of treating a wide range of cancers and are planning to evaluate AGS-003 in clinical trials in additional cancer indications. We are supporting an investigator-initiated Phase 2 clinical trial of AGS-003 in patients with non-small cell lung cancer, or NSCLC, that was opened for enrollment in the first quarter of 2016. In the trial, the safety, efficacy and immunologic effects of AGS-003 when combined with platinum-based chemotherapy and radiation will be evaluated in approximately 20 NSCLC patients. In the trial, AGS-003 will be administered either concurrently with chemotherapy and with or without radiation or sequentially with chemotherapy and with or without radiation, according to the patient’s assigned treatment arm. We are conducting this trial in NSCLC patients because NSCLC is a tumor type reported to have a high number of mutated targets for the immune system, which could make it more susceptible to AGS-003’s mechanism of action. We also believe platinum-based chemotherapy has immunomodulatory effects by downregulating immunosuppressive regulatory T-cells which may lead to an additive or synergistic effect with AGS-003.

We also plan to support an additional investigator-initiated Phase 2 clinical trial of AGS-003 in muscle invasive bladder cancer, which we expect to open for enrollment in the second half of 2016. The trial has two phases: a pre-treatment phase and a treatment phase. In the pre-treatment phase, tumor tissue will be obtained via a transurethral resection of the bladder tumor, which will then be used to extract RNA for the manufacture of AGS-003.

In the treatment phase, AGS-003 will be given before tumor resection and combined with standard-of-care cytotoxic chemotherapy, consisting of cisplatin and gemcitabine. Booster doses of AGS-003 will continue after tumor resection. As with the neoadjuvant RCC trial, we expect that the trial will provide us with the opportunity to observe the impact of AGS-003 on the immune response in both the peripheral blood and the primary tumor, the latter as evidenced by the presence of tumor infiltrating lymphocytes in the tumor.

AGS-004

We are developing AGS-004 for the treatment of HIV and are focusing this program on the use of AGS-004 in combination with other therapies for the eradication of HIV. We believe that by combining AGS-004 with therapies that are being developed to expose the virus in latently infected cells to the immune system, we can potentially eradicate the virus. The current standard-of-care, antiretroviral drug therapy, or ART, can reduce levels of HIV in a patient’s blood, increase the patient’s life expectancy and improve the patient’s quality of life. However, ART cannot eliminate the virus, which persists in latently infected cells, where it remains undetectable by the immune system and can lead to disease recurrence. In addition, ART requires daily, life-long treatment which can have significant side effects and impact patients’ quality of life.

We are supporting an investigator-initiated Phase 2 clinical trial of AGS-004 in adult HIV patients to evaluate the use of AGS-004 in combination with the latency reversing drug vorinostat for the eradication of HIV at the University of North Carolina. Vorinostat is marketed under the name Zolinza by Merck & Co. Inc. for the treatment of cutaneous T-cell lymphoma. This trial is being conducted in two stages. Stage 1 of this trial, which was designed to study immune response kinetics to AGS-004 in patients on continuous ART, has been completed. Data from Stage 1 were used to better define the optimal dosing strategy for the combination of AGS-004 and vorinostat in the ongoing Stage 2 phase of this trial. We expect that up to 12 adult HIV patients will be studied in Stage 2. These patients will receive alternating courses of AGS-004 and vorinostat, and will continue ART throughout the study. In July 2016, the first patient in Stage 2 was dosed. The patient clinical costs for the first stage of this trial were funded by Collaboratory of AIDS Researchers for Eradication, or CARE. The second stage of the trial is being funded by a federal research grant from the Division of AIDS of the National Institute of Allergy and Infectious Diseases at NIH.

We also plan to explore the use of AGS-004 monotherapy to provide long-term control of HIV viral load in otherwise immunologically healthy patients and eliminate their need for ART. Accordingly, we plan to support an investigator-initiated Phase 2 clinical trial of AGS-004 monotherapy in pediatric patients infected with HIV who have otherwise healthy immune systems and have been treated with ART since birth or shortly thereafter and, as a result, are lacking the antiviral memory T-cells to combat the virus. The commencement of this trial is subject to approval of the protocol by the principal investigator(s), institutional review boards, the IMPAACT Network leadership and the FDA and to the agreement by the NIH to fund the trial costs not related to AGS-004 manufacturing. Assuming the supportive data and the necessary approvals are obtained, we expect this trial to initiate in 2017.

Manufacturing

We currently have manufacturing suites in our facility located at our corporate headquarters in Durham, North Carolina. We manufacture our Arcelis-based product candidates for research and development purposes and for clinical trials at this facility. In August 2014, we entered into a lease agreement with the developer, TKC LXXII, LLC, or TKC. Under the lease agreement, we agreed to lease certain land and an approximately 125,000 squarefoot building to be constructed in Durham County, North Carolina, which we refer to as Centerpoint.

We intended this facility to house our corporate headquarters and commercial manufacturing. The shell of the new facility was constructed on a build-to-suit basis in accordance with agreed upon specifications and plans and was completed in June 2015. However, the build-out and equipping of the interior of the facility have been suspended as we explore potential financing arrangements.

Under the lease agreement, we had an option to purchase the property for an amount estimated at $7.4 million. In February 2015, we exercised this purchase option and entered into a Purchase and Sale Agreement with TKC. The purchase price to be paid by us is $7.4 million plus the amount of any additional costs incurred by TKC as a result of changes requested by us, for which we have paid $1.7 million as of March 31, 2016, and the amount of any improvement allowances advanced to us by TKC prior to the closing. Under the terms of the Purchase and Sale Agreement, we have until September 23, 2016 to consummate the purchase of the property. If we purchase the property, the lease agreement will terminate upon the closing.

We are actively exploring financing arrangements in connection with the planned Centerpoint facility. Under the arrangements we are discussing with a real estate investment firm, we would expect to transfer our right to purchase Centerpoint to, and concurrently enter into a long-term lease with, the real estate investment firm. Under the terms of the proposed lease, both the real estate investment firm and we would provide funding for the build-out and equipping of approximately 50,000 square feet of life science manufacturing and laboratory space and 25,000 square feet of office space. We expect that our share of the costs associated with the build-out and equipping of the facility would be approximately $11 million, in addition to the approximately $11 million we have committed to the project to date, and that the real estate investment firm’s share of these costs would be approximately $28 million. We would plan to fund our share of these costs with proceeds from this offering. We further expect that the lease would have a 20-year term, with five successive five-year renewal options, and an initial annual rental rate of $3.1 million, with a two percent escalation each year. In the event that the real estate investment firm contributes to the further build-out and equipping of the facility beyond the initial 75,000 square feet, the annual rental rate would be adjusted according to agreed upon terms. The real estate investment firm would be the sole owner of Centerpoint. We would retain certain rights of first negotiation and rights of first refusal in the event that the real estate investment firm decides to sell the property, and would receive a portion of the proceeds from any sale or significant refinancing of the facility above a threshold amount.

We are also exploring alternatives for the commercial supply of our products, including the leasing, build-out and equipping of an existing facility in Durham County, North Carolina for commercial manufacture. Under this alternative, we would enter into an agreement with a contract manufacturing organization that would initially provide for the leasing of the facility. Under this alternative, we would provide initial funding for the build-out and equipping of manufacturing space, with an additional payment due to the contract manufacturing organization upon biologic license application, or BLA, approval. Also under this alternative, we would be solely responsible for all manufacturing operations through the end of the first full year of commercialization efforts. Following the first full year of commercialization efforts, we would have the option to terminate for a fee or to continue the arrangement and transition the manufacturing operations from us to the contract manufacturing organization. The contract manufacturing organization would be the sole owner of the facility, and we would only pay rent during the period in which we would be solely responsible for manufacturing operations.

We expect that we will enter into arrangements for the commercial manufacture of our products in the second half of 2016. Under either alternative, we expect that it would take approximately nine to 12 months to complete the build-out and equipping of a commercial manufacturing facility and that such arrangements would likely involve material obligations. However, we have not entered into any binding arrangement with any party with respect to the lease, build-out and equipping of a manufacturing facility, and the contemplated arrangements described above have not been finalized and are subject to change. There can be no assurance that we will enter into arrangements on the terms contemplated, on a timely basis or at all.

We plan to establish manual and automated manufacturing processes in the commercial manufacturing facility. However, we have determined to delay the implementation of our automated manufacturing process until after commercialization of AGS-003, and thus plan to seek marketing approval of AGS-003 and, if approved, to initially commercially supply AGS-003 using our manual manufacturing process. Prior to implementing commercial manufacturing of AGS-003, we will be required to demonstrate that the commercial manufacturing facility is constructed and operated in accordance with current good manufacturing practice. We will also be required to show the comparability between AGS-003 that we produce using the manual processes in our current facility and AGS-003 produced using the manual process in the new facility.

Intellectual Property

We own or exclusively license 10 U.S. patents and six U.S. patent applications, as well as approximately 60 foreign counterparts, covering our Arcelis technology platform and Arcelis-based product candidates. We use our Arcelis technology platform to generate individualized mRNA-loaded dendritic cell immunotherapies. The process of obtaining a disease sample and dendritic cells from a patient, using those materials to manufacture an individualized drug product and shipping the drug product to the clinical site for use in the treatment of the patient involves many important steps. These steps include:

•	amplifying mRNA from a disease sample obtained from the patient;

•	differentiating dendritic cell precursors (monocytes) isolated from the patient into immature dendritic cells;

•	maturing the immature dendritic cells in culture and loading the mature dendritic cells with the amplified mRNA and CD40L protein; and

•	formulating the matured, loaded dendritic cells in the patient’s plasma with cryoprotectants to protect the cells in the resulting drug product when the drug product is frozen and thawed.

We have sought to protect these steps or the equipment related to carrying out one or more of these steps through patents or trade secrets. We have also sought to protect the resultant drug product through patents.

We believe that all of the above aspects of our Arcelis technology platform are required to successfully produce our Arcelis-based product candidates and are covered by a combination of our patents, patent applications, trade secrets and know-how. The U.S. patents expire between 2021 and 2029, and the U.S. patent applications, if issued, would expire between 2025 and 2029, the counterpart patents in Europe and Japan expire between 2017 and 2027, and the counterpart patent applications in Europe and Japan, if issued, would expire between 2025 and 2027.

In addition, if the use of Arcelis-based products for the treatment of mRCC and HIV are approved by the FDA, then, depending upon factors such as the timing and duration of FDA review and the timing and conditions of FDA approval, as well as factors such as patent claim scope, some of our issued U.S. patents (or patents that may issue from our pending U.S. patent applications) may be eligible for limited patent term extension under the Hatch-Waxman Act.

Cash Resources

As of June 30, 2016, the Company had cash, cash equivalents and short-term investments of $34.8 million. This figure has been prepared by, and is the responsibility of, the Company. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to this figure.

Forward Looking Statements

Any statements in this Current Report about Argos’ future expectations, plans and prospects, including statements about Argos’ financial prospects, future operations and sufficiency of funds for future operations, clinical development of Argos’ product candidates, expectations regarding future clinical trials and future expectations and plans and prospects for Argos and other statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “may,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Argos’ cash resources will be sufficient to fund its continuing operations for the periods anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos’ product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Argos’ product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Argos’ Form 10-Q for the quarter ended March 31, 2016, which is on file with the SEC, and in other filings Argos makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Argos’ views as of the date hereof. Argos anticipates that subsequent events and developments will cause Argos’ views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos’ views as of any date subsequent to the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

Date: July 27, 2016	By:	/s/ Jeffrey D. Abbey

Jeffrey D. Abbey President and Chief Executive Officer